Exhibit 3.4

CERTIFICATE OF MERGER

of

ROCK OF AGES CORPORATION (a Delaware corporation)

with and into

ROCK OF AGES CORPORATION (VERMONT) (a Vermont corporation)

(to be filed with the Delaware Secretary of State

pursuant to 8 Del. Code § 252)

            ROCK OF AGES CORPORATION (VERMONT), a Vermont corporation, hereby adopts the following Certificate of Merger:

            FIRST:  The name and place of incorporation of the corporation that shall survive the merger is ROCK OF AGES CORPORATION (VERMONT), a Vermont corporation (the "Surviving Corporation").  The name and place of incorporation of the corporation that shall be merged with and into the Surviving Corporation is ROCK OF AGES CORPORATION, a Delaware corporation (the "Merged Corporation").

            SECOND:  An Agreement and Plan of Merger by and between the Surviving Corporation and the Nonsurviving Corporation (the "Agreement of Merger") has been approved, adopted, executed, certified and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 251 and 252 of the Delaware General Corporation Law, Title 8 of the Delaware Code, and Sections 11.05 and 11.07 of the Vermont Business Corporation Act, Title 11A of the Vermont Statutes Annotated.  A copy of the Agreement of Merger is on file at the registered office of the Surviving Corporation, having a street address of 560 Graniteville Road, Graniteville, Vermont  05654.  A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Merged Corporation or the Surviving Corporation.

            THIRD:  The Articles of Incorporation of Surviving Corporation as in effect immediately prior to the merger shall continue to be the articles of incorporation for the surviving corporation, unless and until amended by appropriate action of the Surviving Corporation in accordance with applicable law.

            FOURTH:  The Surviving Corporation hereby agrees that it may served with process in the State of Delaware in any proceeding for enforcement of an obligation of the Merged Corporation, as well as for enforcement of an obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings, and hereby irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such suit or other proceedings.  A copy of such process shall be mailed by the Delaware Secretary of State to the registered office of the Surviving Corporation, having a street address of 560 Graniteville Road, Graniteville, Vermont  05654.

     IN WITNESS WHEREOF, a duly officer of the Surviving Corporation has executed and acknowledged this Certificate of Merger this 7th day December, 2009.

                                                                        ROCK OF AGES CORPORATION (VERMONT)

                                                                        (a Vermont corporation)

                                                                        By  /s/ Laura A Plude________________________

                                                                                    Name:  Laura A. Plude

                                                                                    Title:  Assistant Secretary